Exhibit 99.1

Ondas Holdings Reports First Quarter 2023 Financial Results

Q1 Revenue Increased to $2.6 Million; Exceeding 2022 Full-Year Results

Major Rail Association Approves IEEE 802.16 as New Standard in Greenfield 900 MHz Band

Conference Call Scheduled for Today at 8:30 a.m. ET

WALTHAM, MA – May 15, 2023 - Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of private industrial wireless networks and commercial drone and automated data solutions, reported financial and operating results for the first quarter ended March 31, 2023.

“The first quarter marked the beginning of commercial platform adoption and gives us great optimism about the road ahead for our Ondas Networks and Ondas Autonomous Systems (OAS) businesses,” said Eric Brock, Ondas’ Chairman and CEO. “Each contributed to the total $2.6 million in first quarter revenues, exceeding the $2.1 million we reported for the entire year of 2022, demonstrating we are on track to meet our 2023 goals.”

“At Ondas Networks, customer activity has accelerated since the Association of American Railroads (AAR) formalized in March that the IEEE 802.16 standard will be required for the greenfield 900 MHz band. We began delivering systems to Siemens from the $7.4 million backlog with which we began the year, and we anticipate the delivery rate will accelerate in the second quarter. Additionally, Ondas and Siemens have seen a significant increase in customer inquiries to meet recently confirmed deadlines for the 900 MHz network migration and build out. We expect these deadlines to drive substantial additional orders and shipments as we move through 2023.”

“OAS had a breakout quarter with respect to revenue, bookings, deliveries, new product launch, growing prospective customer pipeline, and high-profile wins, including industry-first deployments of Urban Drone Infrastructure in Dubai and Abu Dhabi. Through our leading IP and customer relationships, we believe OAS is poised as an early leader in the autonomous drone sector, which we see as a winner-take-most market. Conversations with customers in the United States are proceeding as we prepare to introduce Optimus into U.S. industrial and government markets.”

Q1 2023 and Recent Highlights – Ondas Networks

Revenues & Shipments

●	Delivered $1.1 million in product and development revenue in Q1 with record volume product shipments to Siemens

●	Commercial deployment of Advanced Train Control Systems (ATCS) products with BNSF Railway now carrying live traffic in certain Midwest locations

●	First interlocking applications in 900 MHz are now live with CSX in the Southeast with planned expansion

●	Airlink BCP and WCPs were delivered to a commuter line, establishing Ondas’ entrance into a new rail market segment

●	160 MHz equipment was delivered to a Class I railroad for qualification to replace legacy 160 MHz data radios

●	Delivered the initial Network Controller milestones to MxV Rail, the technical standards arm of the AAR, for the optimization of 900 MHz rail frequencies; Phase 1 Network Controller program continues to be on track for completion for September 2023 delivery

New Standards Adoption

●	The AAR announced at a rail industry event in March that 802.16 technology was chosen as the wireless technology platform for the greenfield 900 MHz network

●	The AAR reaffirmed the legacy 900 MHz frequencies must be vacated by September 2025 with the formal Federal Communications Commission (FCC) buildout deadline by April 2026

●	The American Railway Engineering and Maintenance-of-Way Association (AREMA) voted to require the use of 802.16 in the 900 MHz greenfield band; AREMA establishes and publishes technical guidelines for the design, construction, and maintenance of railway infrastructure, which are utilized by railway companies, engineers, and contractors

●	The rail industry expressed the need to relocate Remote Control Locomotive (RCL) to new frequencies to avoid interference with PTC at 200 MHz

Stewart Kantor, Ondas Networks Founder and President, commented, “It is gratifying to see commercial acceptance of our FullMAX™ platform reflected in growing first quarter revenues which were driven by record shipments of our dot16-compliant wireless technology to the rail sector. Furthermore, the approaching deadlines for Class I railroads to vacate the legacy 900 MHz frequencies has helped increase the velocity of customer engagements related to deployment plans. We continue to ramp production to meet increasing demand and deliver on our backlog.”

“Additionally, the formal adoption of 802.16 is favorably impacting our business along with the confirmation by the AAR that the 900 MHz network legacy migration must be complete by September 2025. The AAR 900 MHz announcement was reaffirmed by the vote by AREMA to require the use of 802.16 in the 900 MHz greenfield band. As the leading provider of dot16-compliant systems, we expect accelerating shipment momentum in the second quarter and a significant increase in orders as we move through the year.”

Q1 2023 and Recent Highlights – Ondas Autonomous Systems

Customer & Financial Activity

●	Delivered $1.5 million in Q1 revenue driven by fleet deployments with the Dubai Police

●	Secured the world’s first order for fleet deployments of autonomous drone systems as a permanent infrastructure in an urban environment, bringing the Optimus System to the cities of Dubai and Abu Dhabi in the United Arab Emirates (UAE)

●	Successfully installed Optimus Systems in Dubai and planning to continue deploying additional systems in order to achieve full coverage of Dubai by the Urban Drone Infrastructure

●	Installed the first Optimus Systems in Abu-Dhabi providing critical infrastructure monitoring services

●	Urban Iron Drone solution launched at World Police Summit in Dubai following a successful demonstration of the system to initial customers

●	Received repeat purchase order for drone infrastructure services from major semiconductor chip manufacturer

●	Launched marketing and customer qualification in the United States in the public safety, government, and industrial sectors

Strategic Activity

●	Completed acquisition of Airobotics, a leading developer of autonomous drone systems and creator of the Optimus System, the world’s most advanced drone-in-a-box (DIB) platform

●	Acquired the assets of Iron Drone, an innovative counter-drone (c-UAS) system that utilizes drones and AI-enabled vision to protect against hostile drones

●	Integrated Airobotics and American Robotics to establish Ondas Autonomous Systems business unit to streamline R&D and operations efforts, increasing cost-effectiveness

●	Launched the Urban Drone Infrastructure solution, enabling cities to take advantage of autonomous drone services through a variety of applications, including emergency response, public safety, infrastructure inspection, and priority package delivery

●	Announced planned Joint Venture with UAE-based SkyGo to supply aerial data services for smart city and smart industry applications to customers across the city of Abu-Dhabi

●	Signed Memorandum of Understanding (MOU) for expanded collaboration with Dubai Police who expressed intent to purchase units of the newly launched Iron Drone c-UAS system, continued expansion of the Optimus Urban Drone Infrastructure deployments, and the ongoing development of AI-related technologies

●	Announced a collaboration with Rafael Advanced Defense Systems to collaborate around drone infrastructure in UAE

OAS President Meir Kliner commented, “At Ondas Autonomous Systems, we are experiencing immediate and significant benefits across our business as we leverage shared technologies, customer pipelines, and momentum under a reduced combined cost structure. We are effectively executing fleet deployments in the cities of Dubai and Abu Dhabi in the UAE, a country widely seen as a leader in the adoption of autonomous drone systems. The UAE’s regulatory and technology environments are a model for future adoption in other countries. We are also expanding our customer partnership with the Dubai Police, in particular through our Iron Drone system, a novel, industry-leading counter drone solution.”

“Expansion in the U.S. market continues to be a focus, in particular the public safety, government, and industrial sectors. We are scaling up to build inventories for expected deliveries in the second half of 2023 and to address our backlog.”

First Quarter 2023 Financial Results

Revenues increased to approximately $2.6 million for the three months ended March 31, 2023, a 533% increase over approximately $0.4 million for the three months ended March 31, 2022. The increase in revenue was primarily a result of increased product sales for both Ondas Networks and OAS compared to the prior-year period.

Gross profit increased to approximately $1.0 million for the three months ended March 31, 2023, compared to approximately $0.1 million for the three months ended March 31, 2022. Gross profit as a percentage of revenues improved to approximately 39.5% for the three months ended March 31, 2023, compared to 29.8% for the three months ended March 31, 2022. The increase in gross profit is due to a change in the mix of revenues in the first quarter 2023, which included a substantial increase in product sales. Gross margins can be volatile on a quarter-to-quarter basis due to low revenue levels and shifts in revenue mix between product, development, and services revenues.

Operating expenses increased to $13.7 million for the three months ended March 31, 2023, as compared to $10.1 million for the three months ended March 31, 2022. The increase in operating expenses is largely due to elevated costs at American Robotics, prior to the integration of Airobotics and the establishment of the Ondas Autonomous Systems business unit in January 2023. Restructuring costs including costs to terminate certain development programs at American Robotics also contributed to elevated expenses in the first quarter of 2023.

The Company realized an operating loss of approximately $12.7 million for the three months ended March 31, 2023, as compared to $10.0 million for the three months ended March 31, 2022. The increase in operating loss was largely driven by higher operating expenses, including restructuring costs,  during the first quarter of 2023 as outlined above. Net loss was approximately $14.5 million for the three months ended March 31, 2023, as compared to a net loss of $10.0 million for the three months ended March 31, 2022. The increase in net loss was largely driven by higher operating costs, in addition to $1.8 million in interest expense which was not incurred in the first quarter of 2022. Interest expense in the first quarter was mostly non-cash, and primarily related to the write-down of the Original Issue Discount (OID) of the convertible note.

Excluding non-cash, the Company realized an EBITDA loss of approximately $10.2 million for the three months ended March 31, 2023, as compared to $7.8 million for the three months ended March 31, 2022.

The Company held cash and cash equivalents of approximately $14.1 million as of March 31, 2023, as compared to approximately $29.8 million as of December 31, 2022. The decline in cash and cash equivalents is primarily a result of operating expenses incurred during the quarter. In addition, $2.5 million of cash was used for amortization of the convertible note and $1.1 million was used to repay a loan for Airobotics in connection with closing the acquisition.

Operational and Financial Outlook for 2023

Ondas is reaffirming its revenue targets for the full 2023 year and believes it is tracking to meet the lower end of the original $26 million to $30 million range for revenue. The Company expects that additional orders from customers at both Ondas Networks and OAS will support revenue growth. However, certain supply chain issues causing component shortages in the near term may constrain production relative to expectations.

Due to a higher than expected EBITDA loss in the first quarter, we now expect full year EBITDA loss to be above original expectations. However, we believe the first quarter represents the high point of EBITDA loss and cash burn for the year. We expect cash operating expenses to be approximately $9.0 million for the second quarter reflecting the first full quarter of operations benefitting from cost optimization via the creation of the OAS business unit.

Revenue growth is expected to fluctuate quarter-to-quarter given the uncertainty around the timing of customer activity, both related to orders and equipment production in connection with the commercial rollout for the 900 MHz Rail network in addition to the timing of OAS’s orders and deliveries to the UAE and U.S. customers.

Earnings Conference Call & Audio Webcast Details

Date: Monday, May 15, 2023

Time: 8:30 a.m. Eastern time

Toll-free dial-in number: 844-883-3907

International dial-in number: 412-317-5798

Call participant pre-registration link: here

The Company encourages listeners to pre-register, which allows callers to gain immediate access and bypass the live operator. Please note that you can register at any time during the call. For those who choose not to pre-register, please call the conference telephone number 10-15 minutes prior to the start time, at which time an operator will register your name and organization.

The conference call will also be broadcast live and available for replay here and via the investor relations section of the Company’s website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event.

About Ondas Holdings Inc

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data solutions via Ondas Networks Inc. (“Ondas Networks”) and commercial drone solutions through American Robotics, Inc. (“American Robotics” or “AR”) and Airobotics LTD (“Airobotics”), which we operate as a separate business unit called Ondas Autonomous Systems.

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications.

Our Ondas Autonomous Systems business unit designs, develops, and markets commercial drone solutions via the Optimus System™, the Scout System™ and the Raider™ (the “Autonomous Drone Platforms”). The Autonomous Drone Platforms are highly automated, AI-powered drone systems capable of continuous, remote operation and are marketed as “drone-in-a-box” turnkey data solution services. They are deployed for critical industrial and government applications where data and information collection and processing are required. The Autonomous Drone Platforms are typically provided to customers under a Robot-as-a-Service (RAAS) business model. American Robotics and Airobotics have industry leading regulatory successes which include having the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site.

Ondas Networks, American Robotics and Airobotics together provide users in oil & gas, rail, mining, agriculture, public safety and other critical infrastructure and government markets with improved connectivity and data collection and information processing capabilities.

For additional information on Ondas Holdings, visit www.ondas.com or follow Ondas Holdings on Twitter and LinkedIn. For additional information on Ondas Networks, visit www.ondasnetworks.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn. For additional information on Airobotics, visit www.airoboticsdrones.com or follow Airobotics on Twitter and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of EBITDA, the non-GAAP financial measure, contained in this press release to the most directly comparable measure under GAAP, which reconciliation is set forth in the table below.

We believe that EBITDA facilitates analysis of our ongoing business operations because it excludes items that may not be reflective of, or are unrelated to, the Company’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate EBITDA differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. EBITDA should only be used as supplemental measures of our operating performance.

We believe that EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the table below, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

Management uses EBITDA in making financial, operating, and planning decisions and evaluating the Company’s ongoing performance.

With respect to our financial target for 2023 for EBITDA a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from this non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward looking statement of income prepared in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

Reese Mozer, President Ondas Holdings Inc.

888.350.9994 x1019

ir@ondas.com

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$14,115,989	$29,775,096
Restricted cash	41,465	-
Accounts receivable, net	1,118,116	104,276
Inventory, net	3,762,780	2,173,017
Note receivable	-	2,000,000
Other current assets	2,183,512	1,749,613
Total current assets	21,221,862	35,802,002

Property and equipment, net	5,990,050	3,023,285

Other Assets:
Goodwill	27,603,438	25,606,983
Intangible assets, net	34,172,393	28,863,773
Long-term equity investment	1,500,000	1,500,000
Deposits and other assets	357,005	218,206
Operating lease right of use assets	2,926,886	2,930,996
Total other assets	66,559,722	59,119,958
Total assets	$93,771,634	$97,945,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,165,544	$2,965,829
Operating lease liabilities	694,640	580,593
Accrued expenses and other current liabilities	2,467,532	3,092,364
Convertible note payable, net of unamortized debt discount and issuance cost of $1,808,780 and $3,251,865, respectively	15,745,110	14,901,244
Government grant liability	236,766	-
Deferred revenue	412,408	61,508
Total current liabilities	24,722,000	21,601,538

Long-Term Liabilities:
Notes payable	300,000	300,000
Convertible notes payable, net of current	10,243,776	15,146,891
Accrued interest	438,973	217,594
Government grant liability, net of current	1,576,138	-
Operating lease liabilities, net of current	2,406,813	2,456,315
Total long-term liabilities	14,965,700	18,120,800
Total liabilities	39,687,700	39,722,338

Commitments and Contingencies (Note 11)

Stockholders’ Equity
Preferred stock - par value $0.0001; 5,000,000 shares authorized at March 31, 2023 and December 31, 2022, respectively, and none issued or outstanding at March 31, 2023 and December 31, 2022, respectively	-	-
Preferred stock, Series A - par value $0.0001; 5,000,000 shares authorized at March 31, 2023 and December 31, 2022, respectively, and none issued or outstanding at March 31, 2023 and December 31, 2022, respectively	-	-
Common Stock - par value $0.0001; 116,666,667 shares authorized; 49,108,159 and 44,108,661 issued and outstanding, respectively March 31, 2023 and December 31, 2022, respectively	4,911	4,411
Additional paid in capital	222,049,768	211,733,690
Accumulated deficit	(167,970,745)	(153,515,194)
Total stockholders’ equity	54,083,934	58,222,907
Total liabilities and stockholders’ equity	$93,771,634	$97,945,245

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenues, net	$2,595,991	$410,198
Cost of goods sold	1,569,095	287,932
Gross profit	1,026,896	122,266

Operating expenses:
General and administration	5,467,111	5,524,717
Sales and marketing	1,237,485	681,663
Research and development	6,974,979	3,907,219
Total operating expenses	13,679,575	10,113,599

Operating loss	(12,652,679)	(9,991,333)

Other income (expense)	(8,846)	(4,392)
Interest income	7,345	-
Interest expense	(1,795,473)	(14,674)
Foreign exchange gain (loss), net	(5,898)	-
Total other income (expense)	(1,802,872)	(19,066)

Loss before provision for income taxes	(14,455,551)	(10,010,399)

Provision for income taxes	-	-

Net loss	$(14,455,551)	(10,010,399)

Net loss per share - basic and diluted	$(0.30)	$(0.24)

Weighted average number of common shares outstanding, basic and diluted	47,697,767	40,990,604

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,455,551)	$(10,010,399)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	252,544	39,634
Amortization of debt discount	1,500,641	-
Amortization of intangible assets	978,838	855,326
Amortization of right of use asset	343,214	168,895
Stock-based compensation	1,263,356	1,328,395
Changes in operating assets and liabilities:
Accounts receivable	(901,595)	738,724
Inventory	(95,056)	(127,258)
Other current assets	368,890	(377,284)
Deposits and other assets	(75,948)	-
Accounts payable	1,230,473	(13,187)
Deferred revenue	(1,251,635)	(170,928)
Operating lease liability	(320,905)	(126,155)
Accrued expenses and other current liabilities	(1,576,101)	592,307
Net cash flows used in operating activities	(12,738,835)	(7,101,930)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(8,732)	(9,083)
Purchase of equipment	(135,224)	(1,553,212)
Cash acquired on the acquisition of Airobotics Ltd.	1,049,454	-
Cash paid for Field of View LLC asset acquisition	(41,667)	-
Net cash flows provided by (used in) investing activities	863,831	(1,562,295)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for deferred offering costs	-	(90,237)
Payments on convertible notes payable	(2,502,333)	-
Payments on government grant liability	(100,004)	-
Payments on loan acquired from Airobotics Ltd.	(1,140,301)	-
Net cash flows used in financing activities	(3,742,638)	(90,237)

Decrease in cash, cash equivalents, and restricted cash	(15,617,642)	(8,754,462)
Cash, cash equivalents, and restricted cash, beginning of period	29,775,096	40,815,123
Cash, cash equivalents, and restricted cash, end of period	$14,157,454	$32,060,661

ONDAS HOLDINGS INC.

RECONCILIATIONS

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Net loss	$(14,455,551)	$(10,010,399)
Depreciation expense	252,544	39,634
Amortization of debt discount/interest expense	1,802,872	19,066
Amortization of Intangible Assets	978,838	855,326
Stock-based compensation	1,263,356	1,328,395
EBITDA	$(10,157,941)	$(7,767,978)